Exhibit 99.1

Tombstone Exploration Corporation Begins Preliminary Work for 2010 Drill Program

PHOENIX, AZ--(Marketwire - 03/03/10) - Tombstone Exploration Corp. (OTC.BB:TMBXF - News) announced today that it has taken the initial action necessary before launching the 2010 Drill Program. The Company has filed applications with the State of Arizona for permits to drill on the Company's wholly owned property near Tombstone, AZ. It has also begun negotiations with several drilling contractors.

Alan Brown, CEO of Tombstone, remarked, "Our current drilling plan is to test several targets along and parallel to The State of Maine vein structure. The State of Maine was one of the historic prolific producers in the district. We believe that The State of Maine provides considerable potential and we will make it one of our primary targets during this drilling phase."

Tombstone Exploration Corporation (TMBXF) is focused primarily on exploration and development of mineral resources. Tombstone Exploration Corporation has the mineral rights to approximately 11,500 acres of historical mining land in the areas around Tombstone, Arizona and is now the largest landholder in the Tombstone Mining District.

For more information on Tombstone Exploration Corporation, please visit www.tombstonemining.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Tombstone Exploration Corporation's ability to obtain additional financing. Tombstone Exploration Corporation undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Tombstone Exploration Corporation's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Tombstone Exploration Corporation's success are more fully disclosed in Tombstone Exploration Corporation most recent public filings with the U.S. Securities and Exchange Commission.